Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 27, 2017, except for the effects of the revision discussed in Note 2 to the combined financial statements, as to which the date is May 2, 2017, and except for the effects of the merger of entities under common control described in Note 3 to the combined financial statements, as to which date is May 19, 2017, relating to the financial statements of Nine Energy Service Inc., which appears in Amendment No. 6 to the Registration Statement on Form S-1 (No. 333-217601).

/s/ PricewaterhouseCoopers LLP

Houston, TX

January 23, 2018